Filed Pursuant to Rule 424(b)(3)
                                                    Registration No.: 333-132911

                              Subject to Completion
              Preliminary Pricing Supplement dated February 2, 2007

PRICING SUPPLEMENT
------------------
(To MTN Prospectus Supplement, general Prospectus Supplement and Prospectus dated March 31, 2006)
Pricing Supplement Number:


                            Merrill Lynch & Co., Inc.


                          Medium-Term Notes, Series C
                   Due Nine Months or More from Date of Issue


                      Fixed Rate Notes due February , 2017

Principal Amount:

Issue Price:                The Notes will be offered at varying prices related
                            to prevailing market prices.

Denominations:              $1,000 and integral multiples thereof

Purchase Price
to Underwriter:                          % of Principal Amount

CUSIP Number:

Interest Rate:                   %, calculated on the basis of a 360 day year of
                            twelve 30 day months (unadjusted).

Original Issue Date:        February     , 2007

Stated Maturity Date:       February    , 2017

Interest Payment Dates:     February      and August        of each year,
                            commencing August     , 2007 subject to the
                            following Business Day convention.

Repayment at the Option
of the Holder:              The Notes cannot be repaid at the option of the
                            holder prior to the Stated Maturity Date.

Redemption at the Option
of the Company:             On and after February , 2008, the Notes will be
                            subject to redemption at the option of Merrill Lynch
                            & Co., Inc. (the "Company") in whole, but not in part, on each Interest Payment Date upon 5 business days' notice at a price equal to 100% of the principal amount per Note plus accrued and unpaid interest.

Form: The Notes will be issued in fully registered book-entry form. As described in the accompanying general prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The Depository Trust Company, otherwise known as DTC, or any successor to it (the "depository"), as depositary, and registered in the name of Cede & Co., DTC's partnership nominee.

Trustee:                    The Bank of New York

Underwriter:                Merrill Lynch, Pierce, Fenner & Smith Incorporated
                            ("MLPF&S")

Business Day:               Any day other than a Saturday or Sunday that is
                            neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Dated:                      February    , 2007